Exhibit 99.1

White Mountains Insurance Group, Ltd.

2005 MANAGEMENT REPORT

WHITE MOUNTAINS
2005 MANAGEMENT REPORT

Our 2005 Management Report on White Mountains is presented to you on the following pages. Our more formal Annual Report on Form 10-K holds a wealth of important information about our operations. Producing this Management Report separately offers us more flexibility to discuss our business philosophies and expectations with our owners.

We hope both documents help us fulfill our obligation to give our owners an unemotional, candid report of the current facts and a prudent vision of where we are headed.

Non-GAAP Measures

Our 2005 Management Report includes non-GAAP financial measures that are identified by the superscript “NGM”. White Mountains believes these measures to be more relevant than comparable GAAP financial measures in evaluating White Mountains’ financial performance. For a reconciliation of these non-GAAP financial measures to their most comparable GAAP financial measures, please see pages 36 and 37 of this Management Report and our website www.whitemountains.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995.

Statements in our 2005 Management Report regarding White Mountains’ business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Quantitative and Qualitative Disclosures About Market Risk” in White Mountains’ Annual Report on Form 10-K for the year ended December 31, 2005.

Table of Contents

White Mountains	2

White Mountains Financial Review	6

Look Through Balance Sheets	8

Look Through Income Statements	9

White Mountains Advisors	10

OneBeacon	12

White Mountains Re	18

Esurance	26

Symetra	30

Operating Principles	33

Chairman/CEO’s Letter to Shareholders	34

Non-GAAP Measures	36

Corporate Information	38

White Mountains

Business Description

White Mountains Insurance Group, Ltd. (White Mountains or the Company) has its corporate headquarters and its registered office in Hamilton, Bermuda, and its principal executive office in Jersey City, New Jersey.

White Mountains’ common shares are listed on the New York Stock Exchange and the Bermuda Stock Exchange under the symbol “WTM”. Market capitalization as of December 31, 2005 was approximately $6 billion.

White Mountains is an insurance holding company with business interests in property and casualty insurance and reinsurance. The Company conducts its business through:

•   OneBeacon — specialty and segmented personal and commercial property and casualty primary insurance.

•   White Mountains Re — global reinsurance.

•   Esurance — a direct marketer and underwriter of personal auto insurance.

•   White Mountains Advisors — investment management with $32 billion of assets under management.

As of December 31, 2005, White Mountains reported total assets of $19.4 billion, GAAP shareholders’ equity of $3.8 billion, and fully converted tangible book value per shareNGM of $342.51.

Steven E. Fass President and Chief Executive Officer White Mountains

Dear Fellow Shareholders—

This is certainly not the letter I envisioned as my first as White Mountains’ new CEO. As a result of the financial impact of hurricanes Katrina, Rita, and Wilma on our insurance operations, and the related decline in the value of our investment in Montpelier Re, our financial results for 2005 were very disappointing. Fully converted tangible book value per shareNGM, including dividends, grew by an anemic 2%, obviously well below our targets. All-in, Katrina, Rita, and Wilma, as well as the lesser known but still significant European storm Erwin, cost the Company $310 million after-tax in 2005. Since the bulk of the catastrophe losses were recorded in our reinsurance operations, I can’t even blame my predecessor.

Masked by the magnitude of the catastrophe losses is the otherwise strong underwriting performance of our operating units. OneBeacon, despite some exposure to the catastrophes and a modest amount of adverse development, had another solid year posting a 98% GAAP combined ratio, its third consecutive year of underwriting profits. Mike Miller seamlessly moved into the role of CEO in July and the company has not missed a beat. He reinforced the management group, strengthened the balance sheet, and continues to expand OneBeacon’s specialty line capabilities by adding attractive new underwriting units to OneBeacon’s already solid base of regional property and casualty operations.

Esurance continued to deliver on a very aggressive business plan by growing its premium volume by 75% while maintaining a 58% 2005 accident-year loss ratio. These are two occurrences that don’t often go hand in hand. Gary Tolman and his talented team are building a solid business that is creating significant value for shareholders, value that the Company’s GAAP accounts do not capture.

White Mountains Re’s year was dominated by catastrophe losses, predominantly from Folksamerica, a major U.S. property reinsurer. The combined ratio for the year of 118% includes 26 combined ratio points related to catastrophes. The most significant event, Katrina, caused an estimated $45 billion in insured industry losses, more than double the previous recordholder, hurricane Andrew, and well in excess of any loss we were expecting from an event in the Gulf. The lessons learned from this event are many and, going forward, we have modified our approach to the catastrophe reinsurance business. The obvious question is—how did this happen? By now, all industry observers, including you I am sure, are tired of hearing that the models did not work. While true, it is not the full story. In short, we failed to fully assess the models’ deficiencies, we were not sufficiently skeptical about their output, and we failed to identify important correlations in our underwriting activities. This will not happen again! Fortunately, through a combination of our natural tendency towards conservatism and our effective risk mitigation strategies, we avoided overexposing our capital. We were able to limit White Mountains Re’s net after-tax financial loss from hurricanes Katrina, Rita, and Wilma to approximately 11% of its capital.

In February 2006, Tom Hutton joined the Company as the new President of White Mountains Re. For me, recruiting a new CEO for our reinsurance operations was a process I likened to finding an adoptive parent for one of your children. Tom comes to us with strong leadership skills, a financial orientation, and a background in catastrophe modeling. Having served as the CEO of RMS, he is well aware of the shortcomings of the models and his experience is a perfect complement to the extensive underwriting talent already present in the senior management team. I feel very comfortable with White Mountains Re in Tom’s hands.

In addition to our own direct losses, the Company’s investment in Montpelier Re Holdings Ltd. (NYSE:MRH) was adversely impacted by last year’s hurricanes. Like our reinsurance operations, Montpelier Re experienced significant losses from hurricanes Katrina, Rita, and Wilma. As a result of the decline in Montpelier Re’s stock price, we recorded a $104 million after-tax loss (net of dividends received) from our investment in 2005.

Investment results for the year were a mixed bag. Equity results (ex-Montpelier Re) were excellent and our large, safe, and liquid fixed income portfolio performed in line with its benchmarks. These positives were offset by the previously-mentioned decline in the value of our stake in Montpelier Re and unrealized currency losses resulting primarily from the strengthening of the dollar relative to the Swedish krona.

Through the early part of 2005, we were becoming increasingly concerned that many of our markets were deteriorating, that competition was escalating, and that we were about to enter another soft cycle. We were gearing up for the switch from offense to defense and had begun the process of hunkering down. Fears of a protracted soft cycle are now ancient history. The softening trend stopped, and in many areas dramatically reversed, after the hurricanes. Most of our businesses are now seeing stable

Fully Converted Tangible
Book Value Per ShareNGM

prices at a minimum and, in many cases, particularly property reinsurance, very significant improvements. We expect this trend to continue and escalate through 2006 and believe, at least for the next few years, underwriting conditions and the prospects for profitable growth will be favorable.

To describe the first several months in my new role as interesting would be an understatement. These are times of change in our industry and, in such times, opportunities can be numerous. Your Company is in great shape and we intend to make the most of these opportunities. Our balance sheet is strong, our businesses are performing well, and the Company is positioned to fully participate in an attractive underwriting environment. Most importantly, you have a team of professionals that are always looking for new ways to grow economic value while adhering to our operating principles.

I want to thank all of the staff at our companies for their hard work, the pledges of support, and for helping ease my transition. I would also like to thank the directors and shareholders for their confidence and for entrusting me with the leadership of this great Company.

Respectfully submitted,

Steven E. Fass

David T. Foy Executive Vice President and Chief Financial Officer White Mountains

Dear Fellow Shareholders—

It is a marathon, not a sprint. How many times have we heard that phrase? Yet it still resonates, in business and in life. For the past several months, I have been training for the Boston Marathon. It will be my first, and most likely my last, marathon. It is a great feeling to go out and run 400 meters on a track. Basically, you just run as fast as you can for one lap. It is over so quickly. Now extend that out to 10 kilometers, or 25 laps. You still want to run fast, but you realize that you need to pace yourself so that you can go the distance. It requires judgment. Go out too fast and you will fade and possibly not even finish. Go out too slow and you won’t meet your goal.

Now extend that out to marathon distance. You must run 26.2 miles at one time—more than 100 laps. Experts say the human body is designed to run for about 90 minutes. Given that most people will be running for more than double that amount, just making it to the finish line is an accomplishment. And race day is just a small microcosm of what it takes to run a marathon. Training extends out four months or longer, including many long runs when there are no crowds cheering you on.

I reflect upon this because the insurance business is one that requires evaluation over long periods of time. A company may post very high returns for short periods of time. This could be because they have built a great risk-adjusted business. But it also may be for a variety of other factors—favorable weather, aggressive investing, overly optimistic reserving, etc. However, it is the company that produces high returns over the long-term that is the successful enterprise.

Our Company’s performance in 2005 did not meet our expectations. Growth in fully converted tangible book value per shareNGM was only 2%, including dividends. It is too easy to blame the weather and I am not going to do that. The result was, in a word, disappointing.

When viewed over longer periods, however, the results remain excellent. Annualized growth in fully converted tangible book value per shareNGM, including dividends, for the last three-, five-, and ten-year periods are 11%, 14%, and 16%, respectively. And over the very long haul—the 20 years since our IPO—the annualized growth in fully converted tangible book value per shareNGM, including dividends, is 17%. It is this long-term track record that we remain proud of.

As important, we are well positioned for the future. Our balance sheet is strong. We have shareholders’ equity of nearly $4 billion, a debt-to-total capital ratio of 16%, and a debt and preferred stock-to-total capital ratio of 21%. When you couple about half a billion of undeployed capital with capacity to issue additional debt and hybrid instruments, we could quickly jump on a sizeable new value-creating opportunity.

In addition, we believe our owners have a lot of value that is not reflected on the Company’s balance sheet. We have created three terrific stand-alone businesses—OneBeacon, White Mountains Re, and Esurance. OneBeacon has achieved an underwriting profit for three consecutive years and has a management team as talented as any in its industry. The company does not even remotely resemble the organization that was acquired five years ago. White Mountains Re has achieved an after-tax annualized return on GAAP equity of 11% over the past three years, despite this period containing two of the worst catastrophe years on record, and is a major participant in a hard market for reinsurance. Esurance is one of the fastest growing auto insurers on the planet, while maintaining an outstanding loss ratio, and has built a truly successful internet-oriented business.

Symetra, of which we own 24% on a fully-converted basis, grew its adjusted shareholders’ equityNGM by 13.5% last year and they have transitioned themselves into a fully-functional, stand-alone operation.

For the third consecutive year, we have had positive developments on the ratings front. S&P upgraded our debt to “BBB” and assigned an “A” financial strength rating to OneBeacon. Symetra was also upgraded by S&P during the year.

In summary, I remain excited about the future prospects for White Mountains. I believe we have a great team—at both the holding company and within our various businesses—that will create significant value for our owners. But remember, it is a marathon, not a sprint.

Respectfully submitted,

David T. Foy

Investment of Owners’ Capital

Growth In Value Per Share

WTM

Look Through Balance Sheets

(Unaudited)
In millions of U.S. dollars,	As of December 31,
except share and per share amounts	2005		2004

Assets

Common equity securities and other investments	$130.0		$52.5
Fixed maturity and short-term investments	514.7		502.2
Total investments	644.7		554.7
Investment in OneBeacon	1,962.7		2,292.2
Investment in White Mountains Re [a]	1,938.5		1,681.4
Investment in Esurance	176.7		109.0
Investment in other insurance operations [b]	97.4		175.2
Other assets	65.6		167.5
Total Assets	$4,885.6		$4,980.0

Liabilities and Shareholders’ Equity

Debt	$698.5		$698.3
Preferred stock subject to mandatory redemption	234.0		211.9
Other liabilities	119.9		185.9
Total liabilities	1,052.4		1,096.1
Shareholders’ equity	3,833.2		3,883.9
Total Liabilities and Shareholders’ Equity	$4,885.6		$4,980.0

Fully converted common and equivalent shares outstanding (000’s)	10,813.5	sh	10,819.4	sh

Fully Converted Tangible Book Value Per Common and Equivalent ShareNGM	$342.51		$342.52

[a]     Includes White Mountains Re’s investment in Symetra common stock of $239.7 million and $211.1 million as of December 31, 2005 and 2004, respectively (excluding net unrealized gains from Symetra’s fixed income portfolio of $24.2 million and $56.6 million as of December 31, 2005 and 2004, respectively).

[b]    Includes warrants to purchase 1.1 million shares of Symetra common stock valued at $47.8 million and $37.3 million as of December 31, 2005 and 2004, respectively.

WTM

Look Through Income Statements

(Unaudited)	Years Ended December 31,
In millions of U.S. dollars	2005	2004

After-Tax Adjusted Comprehensive Net Income (Loss) of Subsidiaries:

OneBeacon	$144.3	$355.7
White Mountains Re [a]	(22.4)	268.1
Esurance	(7.3)	2.5
White Mountains Advisors	12.8	(.9)
Other insurance operations	(19.1)	49.7
Other	(22.3)	(37.8)
Total after-tax adjusted comprehensive net income of subsidiaries	86.0	637.3

Parent Company Activities:

Net investment income	44.5	11.8
Realized and unrealized investment losses	(39.5)	(11.2)
Other revenues	33.0	30.3
Total revenues	38.0	30.9

Operating expenses	26.0	139.4
Interest expense:
Debt	42.7	44.3
Dividends on preferred stock subject to mandatory redemption	30.3	30.3
Accretion on preferred stock subject to mandatory redemption	22.1	17.3
Total expenses	121.1	231.3
Pretax parent company comprehensive net loss	(83.1)	(200.4)
Parent company income tax benefit	(65.5)	(101.7)
Parent company comprehensive net loss	(17.6)	(98.7)

Adjusted Comprehensive Net IncomeNGM	$68.4	$538.6

[a]     Excludes $32.4 million of net unrealized losses and $56.6 million of net unrealized gains from Symetra’s fixed maturity portfolio in 2005 and 2004, respectively.

Mark K. Dorcus President White Mountains Advisors

Dear Fellow Shareholders—

Montpelier Re’s decline, a strong dollar, rising short-term interest rates, excess liquidity, a flat yield curve, and tight spreads all contributed to a year of lackluster returns for financial markets in general and your portfolio in particular. With strong returns from soaring energy and electric utility stocks and steady returns from the bond portfolio, we managed to more than offset the significant drop in Montpelier Re’s price and limped to the 2005 finish line with a modest, positive return. As always, we are committed to maximizing after-tax, risk-adjusted returns.

Year in Review

At year-end 2005, we can look back with perfect hindsight and evaluate our bets. Perhaps we can discern something of the nature of the markets, and of ourselves.

The U.S. equity market returns, in general, were not impressive. The unmanaged S&P 500 earned a total return of 4.9% in 2005. Happily, our portfolios managed by Prospector Partners did extremely well. Prospector Partners is gradually selling energy and utility winners in order to reposition the portfolio into securities with more attractive risk/reward characteristics. The price decline of Montpelier Re equity securities since mid-September was painful. However, given the successful recapitalization and improved pricing and risk management, we are optimistic about Montpelier Re’s future. Despite the Montpelier Re drag, our equity investments came in well ahead of the S&P 500.

In the 2005 bond market, it paid to be very short (we were) or very long (we weren’t). With its paltry 0.1% return, the worst place to be on the curve this year was at five years. We had less invested in the five-year part of the curve than in prior years. We missed the bet on the long part of the market barbell, a 9% return on the 30-year Treasury Bond. Given the strong economy, rising inflation statistics, and an increasing Fed Funds rate, we did not think it was a prudent bet. The Lehman U.S. Intermediate Aggregate Index turned in a result of 2.4% for the year. Our bond portfolios (before the effect of currency movements) fared a little better.

We steadily raised our position in structured securities (e.g. ABS, MBS) during the year. A deft touch in this area paid dividends again in 2005. Careful security selection again delivered incremental returns and helped us endure a headwind in the corporate bond market derived from tight spreads, increasing LBO activity, and the decline in creditworthiness of the auto and related industries.

Assets Under Management

December 31, 2005

(Unaudited)
In billions of U.S. dollars

White Mountains	$9.9
OneBeacon pension	.5
Montpelier Re	2.5
Symetra	18.3
Olympus Re	.9
Total assets under management	$32.1

Currency movements helped in 2004 and hurt in 2005. We measure the impact of currency movements on our results from asset pools where we are required by Swedish FSA regulators to own krona, sterling, and euro denominated assets to support corresponding insurance liabilities. We also measure the currency effect from our own incremental, active bet in sterling and Australian dollar denominated bonds. Over the two years, from a currency perspective, we are a bit behind on this active bet. However, this bet provides us with the benefit of higher foreign tax credits, which offset the currency loss.

Financial Environment

The yield curve is flat at 4.75%. In the past, inverted yield curves—Fed Funds rate to the ten-year Treasury Note rate—have portended recessions. We are not there yet. Also, there are mitigating factors. Consistently large, foreign purchases of our sovereign debt have kept long-term interest rates lower than expected, especially given the movement of short rates over the past 18 months. This may be why Mr. Greenspan had to come so far with the Fed Funds rate. He finished his 20-year run by moving the Fed Funds rate to 4.5%. The Fed might like to control the whole yield curve, but it only has the reins to the front end. Economic signals are mixed: ramping capital spending, a strong consumer, and plentiful jobs are balanced with signs of a slowing housing market and a weak fourth quarter GDP growth number of 1.1%. The Fed Funds rate is likely to be raised to 4.75% at the March 28th FOMC meeting. Unless we get a surprise in the economy (higher or lower), much higher inflation, or a geo-political event, we feel it is unlikely that yields will vary widely from where they are now.

Barring a rally prompted by a slowdown in the economy (which we do not see), bonds are not particularly attractive. Some of us remain haunted by the memory of an 8% two-year Treasury Note and 5% passbook savings accounts. Duration is not cheap, there is no curve to roll down, and the credit curve only provides value out past ten years. Security selection is still king. In that regard, we continue to perform well. We would be happy to earn our coupon from the bond portfolio in 2006.

Our investment partners at Prospector Partners continue to be guardedly optimistic about their opportunities in this lackluster equity environment. While their opportunity in energy and utility stocks seems to be waning after significant outsized gains, they continue to focus on security analysis and selection and are restocking the portfolio with attractive investments. We are confident in their ability to overcome the challenges inevitably inherent in this asset class and continue to provide WTM with solid returns. We now have nearly $400 million invested in the hedge fund asset class and it earned nearly 14% in 2005. We have a green light for further good ideas. We feel we have a good chance of finding acceptable investment propositions in this area. In the end, equities managed by Prospector Partners and our continuing commitment to hedge funds currently appear to be our most attractive investment alternatives.

Outlook

Our style of investing thrives on adversity. We have been good at avoiding problem credits and using volatility to create entry and exit points for our holdings. The current placid, excess liquidity environment is not much fun for us. We stand ready to act on opportunities as they are presented.

In Closing

While I have had the great privilege of working with White Mountains for many years, this is my first opportunity to address you directly. It is gratifying to be working with such talented investment partners. Not only do we have strong people managing and supporting the management of fixed income portfolios, life insurance investments, and hedge funds, we also continue to have a close relationship with John Gillespie and his team at Prospector Partners. We all look forward to continuing to provide you with excellent investment results.

Respectfully submitted,

Mark K. Dorcus

OneBeacon

Business Description

OneBeacon Insurance Group (OneBeacon) is a property and casualty insurance writer that provides specialty insurance products and a variety of segmented personal insurance products for individuals and commercial insurance products for businesses. OneBeacon offers its products through a select network of independent agents, regional and national brokers, and wholesalers.

The company’s three primary businesses are:

•   Specialty Lines — 41% of net premium volume.

•   Personal Lines — 30% of net premium volume.

•   Commercial Lines — 29% of net premium volume.

OneBeacon’s insurance operating subsidiaries are rated “A” (Excellent) with a stable outlook by A.M. Best, “A” (Strong) with a stable outlook by Standard & Poor’s (S&P), and “A2” (Good) with a stable outlook by Moody’s Investor Service (Moody’s).

As of December 31, 2005, OneBeacon had $2.0 billion in shareholder’s equity and $2.1 billion in net written premium.

Financials

OneBeacon

(Unaudited)	Years Ended December 31,
In millions of U.S. dollars	2005	2004

Balance sheet data:
Total investments	$4,447.2	$5,391.6
Total assets	9,739.0	9,979.0
Loss and LAE reserves	5,713.4	5,475.5
Shareholders’ equity	1,962.7	2,292.2

Income statement data:
Net written premium	$2,121.1	$2,459.1
Earned premium	2,118.4	2,378.5
Net investment income	238.1	221.4
Pretax earnings	449.2	391.4

GAAP underwriting ratios:
Loss and loss adjustment expense	66%	65%
Underwriting expense	32%	34%
Combined	98%	99%

T. Michael Miller President and Chief Executive Officer OneBeacon

Dear Fellow Shareholders—

I am pleased to report that OneBeacon had a very good year in 2005, delivering an underwriting profit in all of our ongoing segments, maintaining a strong balance sheet, and adding new specialized businesses. This result is all the more remarkable against a backdrop of unprecedented, catastrophe losses for the industry. Furthermore, this is the third consecutive year that OneBeacon has achieved an underwriting profit, a track record we will work diligently to sustain. These results are a testament to our disciplined underwriting culture, unwavering focus on running a good business, and—as always in this industry—some good fortune. As you can see, we talk about underwriting constantly, reinforcing to our employees, agents, and owners that OneBeacon is an underwriting company.

Financial Results

OneBeacon delivered pretax earnings of $449 million and a combined ratio of 98% in 2005, compared to pretax earnings of $391 million and a combined ratio of 99% in 2004. The 2005 results included a net pretax loss of $69 million (three points on the combined ratio) related to hurricanes Katrina, Rita, and Wilma. In the context of the total industry loss, our loss from the three storms was relatively modest. This was partially a reflection of our geographic footprint, but also a reflection of our focus on managing weather-related exposure.

The ongoing business segments continued to deliver strong underwriting results last year. Like many years, 2005 had a number of positive and negative adjustments that can mask underlying results. The full-year adjusted GAAP combined ratiosNGM for specialty lines, personal lines, and commercial lines, adjusted for the full impact of the Gulf storms, the termination of our retiree medical plan, and the reallocation of IBNR reserves to run-off operations, were 92%, 91%, and 94%, respectively.

Net written premium in 2005 totaled $2.1 billion, consisting of $840 million from specialty lines, $619 million from personal lines, and $611 million from commercial lines. Overall, total premium declined by $338 million when compared to 2004. This was principally due to two 2004 transactions—the renewal rights transaction for Atlantic Mutual Insurance Company’s segmented commercial book, which resulted in a one-time premium increase in 2004 from the assumption of unearned premium, and the sale of our legacy New York commercial business to Tower Insurance Group.

We continue to enjoy the benefits of a strong balance sheet. Loss and LAE reserves, net of reinsurance recoverables, decreased in 2005 by $429 million, primarily reflecting paid claim activity on our run-off reserves. At year-end 2005, our shareholders’ equity was $2.0 billion, a decrease of $330 million as compared to year-end 2004. This was driven by dividends to our parent company, as well as a decrease in accumulated other comprehensive net income due primarily to the effect of higher interest rates on our fixed maturity investments and the decline in market value of our investment in Montpelier Re common shares. The strength of our balance sheet and the consistency of our operating performance support our ratings of “A” (Excellent) with a stable outlook from A.M. Best, “A” (Strong) with a stable outlook from S&P, and “A2” (Good) with a stable outlook from Moody’s.

We completed a comprehensive internal study of our asbestos and environmental (A&E) exposures in June. There was no impact on income or equity as a result. As of year-end 2005, our best estimate of ultimate net loss at $2.1 billion remains within the NICO (a Berkshire Hathaway company) cover of $2.5 billion.

On the national front, Congress is discussing legislation to create a trust fund and/or uniform medical criteria to help distribute money to individuals truly impacted by asbestos exposures. We are working with industry and trade association leaders in support of legislation that both contains the staggering cost of excessive litigation and provides fair and efficient compensation to the truly injured. However, both the form and passage of any legislative solution to the asbestos crisis remains uncertain at this time.

Our industry also saw the last-minute extension of the Terrorism Risk Insurance Act (TRIA). We take the threat of terrorism very seriously and therefore continue to manage our exposure through disciplined underwriting and appropriate reinsurance support. In fact, we manage our exposures presuming that the TRIA backstop does not exist, which we believe will ultimately be the case. As I’ve noted numerous times, “underwriting comes first”.

Operational Highlights

Our focus is on delivering value to our owners by leveraging our staff’s deep insurance skills. Our style is opportunistic and we continued to demonstrate this approach throughout the year. OneBeacon Professional Partners was particularly active, acquiring First Media Specialists, a managing general agency that specializes in media liability coverage. A month later, this group announced its second acquisition, this time the renewal rights to

Chubb Specialty Insurance’s hospital professional liability and its managed care errors & omissions books of business. They culminated the year by entering into the lawyers’ professional liability marketplace by adding a team of seasoned specialists to lead this new unit. Elsewhere in our specialty segment, we opened a community bank unit focused on the full insurance requirements of the nation’s local and regional financial institutions. And, in the fall, we completed the sale of National Farmers Union Company to QBE Insurance.

In personal lines, we continued the rollout of our OneChoice product suite, complementing our auto and home product with our package policy. Our OneChoice products are supported by highly segmented, multiple pricing tiers to drive appropriate risk pricing. We continued to provide management services to New Jersey Skylands Insurance Association and the Houston General Insurance Exchange, which began writing business in Arizona late in the year.

In commercial lines, our middle-market operation developed tailored products for three new segments in 2005—cultural institutions, real estate, and progressive care. Additionally, we formed a centralized operations center in Salem, Virginia, dedicated to providing one-stop service to our agency partners. Our small commercial business expanded into eight new states with our OnePac product. Now operating in 22 states, this business has expanded its reach through relationships with 14 agency “aggregators” or groups of small-town agents unable to support stand-alone company appointments. Through a continually enhanced web-based platform, we provide true “once and done,” real-time processing services to support small business customers.

Who Is OneBeacon?

OneBeacon is a specialty company focused on market opportunities that allow us to deliver value to our owners. We have targeted specific customer groups and geographic areas based on our deep knowledge about certain industries and markets. Furthermore, we have specialized teams of people in place (and more who’d like to join us) managing these distinct segments. Garnering an advantage based upon our expertise in underwriting different customer groups, understanding territories, flexible operating structures, and claims-handling skills is what we look for every day. While it is easy to see how our specialty lines businesses fit this approach, some would question how middle market or personal lines can be “specialized.” Today, over 65% of our middle-market premium is derived from just 13 customer groups. Our expansion in middle markets will be principally driven through additional customer segments requiring specialized skills and products. In personal lines, we have traditional operations in less than ten states and will continue to provide our expertise to reciprocal companies in additional states. We believe this structure is a win for policyholders, agents, and our owners.

At OneBeacon, we talk a great deal about expertise and challenge each other to ensure we have the requisite knowledge for everything we do. Our culture demands a deep understanding of all of our operations. We are comfortable taking a pass on individual risks, products, and acquisition opportunities we don’t understand or where we don’t believe in the risk/reward proposition presented.

We are heightening our focus on our agency partners and are providing them with an array of focused segments and products. We are thankful for their commitment and support during our transition and are excited to build our relationships as we go forward. OneBeacon is a solid financial company, in a position to deliver top industry expertise to our select agency partners. This is what we said we would deliver when we asked them to “hang in there” a few years back!

A Look Forward

So what can you expect from OneBeacon going forward? First and foremost, the turnaround is complete. The difficult, decisive, but necessary actions that were taken a few years ago have solidly positioned us for the years ahead. With a strong balance sheet, consistently good results, a great team, and agents who are true partners, we are excited about what comes next! Our focus is on leveraging the breadth of our franchise capabilities. We will deepen our relationships with our agents and continue to be the best at what we do. That means hiring—and retaining—the top talent; partnering with the best independent agents; delivering superior solutions; and always being at the top of our game.

It also means being true to who we are. We will continue to run our business following these same proven principles:

•        Underwriting comes first

•        Maintain a disciplined balance sheet

•        Invest for total return

•        Think like owners

In Closing

When I joined OneBeacon last spring, I found a company in the final stages of its transformation. The incredible turnaround story is now complete, thanks in large part to my predecessor and good friend, John Cavoores. We thank John for four tireless years of leadership and I’m happy to take the baton from him. Two other people who were critical to our transformation also elected to retire at year end—Roger Singer, our former General Counsel, and Stu Lerwick, who served as Chief Actuary—and we thank them for their many contributions. But with each heartfelt farewell, there comes a welcome, so we were delighted to have Paul McDonough and Tom Forsyth join us as Chief Financial Officer and General Counsel, respectively. Paul and Tom bring considerable experience and strengthen, what I already considered to be, a superior leadership team.

On a personal note, I thoroughly enjoyed my first year at this very special company. I am confident that we have the talent at all levels, financial strength, and focused discipline to succeed in today’s complex property-casualty marketplace. Our team rightly feels proud of the swift turnaround and excited about our ability to build a great company. I deeply appreciate this opportunity and am certain that 2006 will be the year when many take notice of our spirited company.

Respectfully submitted,

T. Michael Miller

White Mountains Re

Business Description

White Mountains Re Group (White Mountains Re), is a Bermuda holding company whose operating companies offer lead capacity for most property, casualty, accident & health, marine, and aviation exposures. White Mountains Re maintains underwriting offices in Bermuda, New York, Stockholm, Chicago, Connecticut, Dublin, Hamburg, Liège, London, Miami, Singapore, Toronto, and Zurich. Business is generated primarily through major reinsurance brokers.

Major subsidiaries within the group include:

•    Folksamerica Reinsurance Company (Folksamerica) —
a U.S.-based global multi-line reinsurance company.

•    Sirius International Insurance Corporation (Sirius) —
a Stockholm-based international reinsurer that focuses mainly on property and other short-tailed lines.

•    White Mountains Underwriting Limited (White Mountains Underwriting)
— an Ireland- and Bermuda-based underwriting advisory company that specializes in international property and marine excess reinsurance.

Folksamerica and Sirius are rated “A” (Excellent) with a stable outlook by A.M. Best, “A-” (Strong) with a positive outlook by S&P, and “A3” (Good) with a positive outlook by Moody’s.

As of December 31, 2005, White Mountains Re had $1.9 billion in shareholders’ equity and $1.3 billion in net written premium.

Financials

White Mountains Re

(Unaudited)	Years Ended December 31,
In millions of U.S. dollars	2005	2004

Balance sheet data:
Total investments	$4,231.0	$4,292.2
Total assets	8,458.2	8,152.5
Loss and LAE reserves	4,680.3	4,170.3
Shareholders’ equity	1,938.5	1,681.4

Income statement data:
Net written premium	$1,304.1	$1,246.3
Earned premium	1,371.6	1,265.5
Net investment income	148.9	98.5
Pretax earnings (loss)	(17.4)	87.1

GAAP underwriting ratios:
Loss and loss adjustment expense	90%	73%
Underwriting expense	28%	31%
Combined	118%	104%

G.Thompson Hutton President and Chief Executive Officer White Mountains Re

Dear Fellow Shareholders—

Having arrived at White Mountains Re in February 2006, I join a company that is well-positioned for the future, particularly given current industry trends and opportunities. We participate in a broad set of markets, through local relationships. Our business is diversified across several lines of risk, in multiple geographies, and is written by multiple companies with longstanding reputations and strong historical performance. Nonetheless, the overwhelming current issue in our industry is catastrophe risk and how we will manage our exposure going forward. I will provide a brief perspective on the year 2005 and what we have learned. I will also provide my initial views of the capabilities and prospects of the company and organization that I have the great privilege to join and to lead into the future.

Let us consider the staggering changes that have taken place in our industry over the past year. As has now been recounted in various ways, in economic terms, 2005 produced the largest natural catastrophe losses in history (sadly, there have been events that caused even greater loss of life). Hurricane Katrina created the single largest loss (hurricane or other event), estimated at about $45 billion to the global property and casualty industry, and far more in total economic damages. Added to Katrina were Wilma (6th largest hurricane loss in history), Rita (7th largest hurricane loss in history), European winter storms, and a string of smaller, yet significant, losses elsewhere in the world. So many hurricanes formed in 2005 that for the first time, the naming sequence rolled over in the alphabet (27 named storms). Adding all these together resulted in a total industry loss from 2005 catastrophes of over $80 billion. By comparison, the second worst year for the industry was 2004, with approximately $48 billion in total loss. Whether the climate has changed or not, our industry has entered a new era, in terms of both the severity and the frequency of the events that we must be prepared to sustain.

We have learned many things from the events of 2005, not the least of which is to be humble in the face of Mother Nature. We have learned the value of being a diversified, multi-line reinsurance company. Our business is primarily in the working lines of property and casualty reinsurance, most of which experienced excellent results in 2005. The company chose to cede much of its catastrophe premium, and risk, to balance risk exposure across its portfolio. However, we did not escape either the brunt of the storms or surprises with respect to our actual exposures. Like many other reinsurers, we experienced losses beyond prior expectation, stemming from a combination of factors that we will work to avoid in the future.

A good deal has been said about the failure of “the models” to appropriately forewarn the industry of the potential for losses of the magnitude it experienced in 2005. Personally, I am not without some culpability in this area, as I served as the first CEO of RMS, one of the “modeling firms,” for ten years. As opposed to blaming the computer for the occurrence of storms, let’s consider what is meant by “the models,” and what went wrong. There are “catastrophe risk models” provided by independent vendors that attempt to quantify risk to insurers and reinsurers, based primarily on the interpretation of published or widely acknowledged scientific and engineering studies and data. In addition, there are models developed and applied by rating agencies that are intended to define the amount of capital that insurers and reinsurers must maintain in relation to modeled risk, in order to receive or to maintain specific ratings. There are also models developed and deployed on a proprietary basis by individual insurers and reinsurers (including White Mountains Re), that are intended to provide internal insight or guidance regarding pricing, portfolio management, and overall risk management. Simply put, all of these models demonstrated significant shortfalls or deficiencies in 2005. However, without the models, many underwriters would have under-estimated their risk even more significantly. One of the great challenges we face in coming years will be to relentlessly continue to refine and improve the various models that are used to guide our underwriting and our risk management. At the same time, we will all need to avoid overreacting to one event or one period of time as an indicator of the future, and to avoid being misled by the inevitable uncertainties that will remain in the models.

The use of models and probabilistic risk assessment has had a number of positive consequences, including helping many insurers and reinsurers to identify and better manage concentrations of risk. However, it has also led to some poor risk management practices, as companies have increasingly relied on “probable maximum loss” disaster scenarios as indications of worst case, rather than “probable” events.

At White Mountains Re, we will continue to acquire and utilize the best information that is available to us. This will include the use of models, both externally and internally developed. We will incorporate the lessons we have learned, and we will seek to improve our understanding of risk. In fact, we expect to be a leader in our industry, in terms of our ability to analyze and quantify risk in all of our lines of business. However, we will not assume that a “probable maximum” event is a worst-case event. We will manage our aggregate exposures on a basis that we will be prepared for any conceivable event, no matter how remote or unlikely it may be.

Now, a few comments about White Mountains Re and its key subsidiaries, Folksamerica and Sirius. What I have found since arriving here is a deeply experienced, skilled, and dedicated group of professionals. Ed Stanco, CEO of Folksamerica, and Göran Thorstensson, CEO of Sirius, provide experienced leadership with skilled underwriting experience. We remain dedicated to a core set of conservative principles that result in long-term stability and predictable performance for our clients and shareholders. Overall, we are a global multi-line reinsurance company that is committed to maintaining a local market presence (we currently have 16 offices worldwide), while maintaining a strong balance sheet and an efficient financial structure. We look forward to taking continued advantage of these capabilities in the years ahead.

Respectfully submitted,

G. Thompson Hutton

Edward J. Stanco President and Chief Executive Officer Folksamerica

Dear Fellow Shareholders—

The year 2005 was a challenging one for Folksamerica. We started the year transitioning to defense in the face of a softening market and ended the wind season with hurricane Katrina, the costliest natural disaster in the history of the planet, followed by hurricanes Rita and Wilma. We posted a GAAP combined ratio for the year of 128% with gross written premium (including Sirius America) of $1.5 billion.

For the year, the total insured loss from the three Gulf hurricanes for the entire insurance and reinsurance industry is currently estimated to be over $80 billion. While Folksamerica is a balanced global multi-line reinsurer, we are also one of the principal property reinsurers in the U.S. broker market; it is, therefore, not surprising we had a significant participation in the market loss. The impact of the three storms was approximately 28 combined ratio points.

What were the lessons learned from these events?

We have always measured the risk/reward relationship of each contract and 2005 was no exception. We priced our property business to have an appropriate level of expected profit based on long-term historical results. But then an unprecedented level of catastrophes hit.

Catastrophe modeling has its short comings. Quite frankly, hurricane Katrina resulted in a gross loss larger than both we, and the industry overall, expected from a storm in the Gulf. As a result, we have implemented a more conservative process to control downside risk that relies on aggregate contract limits exposed in addition to our probabilistic models. We have also updated our modeling assumptions based on the lessons learned from the recent storms.

Rating agencies are keenly aware of catastrophe modeling deficiencies and have increased capital requirements for insurance and reinsurance companies. The good news is that tougher capital requirements lead to stronger pricing. We are already witnessing this phenomenon. White Mountains is an engaged owner and has supported our pursuit of the new opportunities in this market by contributing $250 million of additional capital to Folksamerica. Olympus Re, which has been recapitalized with $156 million of new equity, will continue to be our partner in 2006. We will continue to cede a quota share of our property excess business to Olympus Re and Helicon Re (a Bermuda reinsurer formed by Olympus and capitalized with $146 million of equity), albeit at a smaller participation.

Our January 1, 2006 U.S. property renewals had dramatically improved terms. Rate increases averaged 44% on our property catastrophe book. Working layer property contracts also had significant rate increases and reductions in occurrence caps. Global reinsurance is also beginning to respond to capital pressures with increasing prices.

White Mountains Underwriting assisted us with global diversification by recommending $175 million of global property catastrophe, retrocessional, and marine premium opportunities from Bermuda, London, Europe, Japan, and Australia markets.

Beyond our catastrophe-exposed lines, our other businesses performed well in 2005.

In agricultural reinsurance, we achieved record profits in 2005. We have a carefully chosen group of clients that are true partners in their approach to risk selection and underwriting discipline.

Our casualty and accident & health business units continued to record profitable underwriting results in 2005. Although loss inflation has been outpacing premium increases in these lines during recent years, we have maintained a consistent underwriting profit by renegotiating contract terms and non-renewing business that doesn’t meet our expectations. Our Latin American and Canadian branches experienced similar results.

Folksamerica continues to have some asbestos exposure from its acquisitions of MONY Re and Christiania Re. We increased our asbestos reserves by $50 million in the third quarter. However, based on the results of our recent study and the level of payments made over the last several years, we do not believe that asbestos exposure is a significant issue for Folksamerica.

Where do we go from here?

We have emerged from 2005 wiser, stronger, and well positioned to take advantage of the opportunities that lie ahead. I am pleased to report that we have a quality, dedicated team in place, over $1 billion in surplus and reliable capital support from White Mountains, strong client relationships, leading-edge technology, and the culture to opportunistically take full advantage of the improving market. Our axiom, “underwriting comes first,” is paramount. We remain relentless in our pursuit to increase intrinsic value for shareholders.

Respectfully submitted,

Edward J. Stanco

Folksamerica

Business Description

Folksamerica is a recognized lead global multi-line reinsurance company that employs a conservative reinsurance strategy with specialized underwriting expertise, a diversified worldwide portfolio, and strong operational discipline.

As a recognized lead reinsurance company, clients approach Folksamerica directly and through reinsurance brokers to structure and price reinsurance programs on a first-call basis. Acceptance of its lead terms, backed by a significant capacity commitment, often yields superior underwriting results. Folksamerica is innovative in new product development for select market segments where market capacity is constrained. Folksamerica has the fortitude to conserve capital in soft market cycles and to be opportunistic and grow rapidly in hard markets.

With over $1 billion of regulatory capital, Folksamerica ranks among the top broker market reinsurance companies. Folksamerica is rated “A” (Excellent) with a stable outlook by A.M. Best, “A-” (Strong) with a positive outlook by S&P, and “A3” (Good) with a positive outlook by Moody’s.

Göran Thorstensson President and Chief Executive Officer Sirius

Dear Fellow Shareholders—

The year 2005 was, in many respects, a year that will not be easily forgotten by the reinsurance industry. An unprecedented string of natural disasters worldwide presented the industry with its costliest bill ever.

On a positive note, last year also marked Sirius’ 60th anniversary as well as Sirius’ 2nd year as part of the White Mountains Re Group.

By observing the White Mountains operating principle of “underwriting comes first” and applying strict underwriting discipline and exposure control, we were able to produce a combined ratio for the past year of 98%, notwithstanding the fact that we were hit by no less than five of the ten biggest losses in the company’s 60-year history. This result, coupled with the 93% combined ratio achieved in 2004, gets Sirius off to a good start in the White Mountains Group. So, despite unprecedented industry losses, Sirius managed to produce yet another year of underwriting profits.

There were several contributing factors to this achievement. Firstly, apart from the hurricanes that hit the United States and Mexico and the devastating storms and floods that hit Europe, there were very few other losses of significance during the year. Secondly, all prior underwriting years ran off with positive results in 2005. And thirdly, margins were sufficient, albeit under constant pressure, further contributing to the positive outcome for the year.

The fact that all prior year reserve development was favorable and there are no legacy problems burdening the company goes to show that Sirius has been, and still is, adequately reserved. This can be further underscored by the fact that Sirius’ combined ratio over a 13-year time span now is 100% on average. By this we also have lived up to another important operating principle of White Mountains, namely to “maintain a disciplined balance sheet.”

On February 1, 2005, our new centre for aviation and space business was started up under the stewardship of Mario Montelatici in Zurich. Mario came to Sirius from one of our competitors where he had been chief underwriter for aviation and space business for a good many years. The office in Zurich now counts seven underwriting and other staff and is off to a “flying” start exceeding expectations, both in respect of market support and results. In fact, all the other branch offices of Sirius turned in handsome profits last year, i.e. London, Liège, Hamburg, and Singapore. The head office in Stockholm, being the unit most affected by the U.S. hurricanes as well as by the January storm Erwin in Sweden and Denmark, produced an underwriting loss.

The magnitude of the losses affecting the reinsurance industry was largely expected to result in a significant hardening of rates at the 2006 renewals. In some areas, this proved to be the case; in others not. This has been called a “tale of two markets.” Loss-affected reinsurance markets experienced rate increases and favorable changes in terms and conditions whereas non-affected business remained stable or experienced modest rate increases.

Sirius largely shares this interpretation of the market situation and was indeed able to write business with what appear to be satisfactory margins at the 2006 renewals. This, in combination with the fact that we now have stood the test of two consecutive record hurricane seasons, make us look to the future with great expectations and confidence.

Respectfully submitted,

Göran Thorstensson

Sirius

Business Description

White Mountains Re acquired Sirius and its subsidiaries on April 16, 2004. Sirius, the largest reinsurance company in Scandinavia, is a Stockholm-based reinsurance company with offices in Stockholm, Hamburg, Liège, London, Singapore, and Zurich.

Sirius was originally formed in 1945 and, today, is a leading reinsurer in Europe that focuses mainly on property and other short-tail lines. The company is a disciplined underwriter, a strength that has allowed it to be profitable through hard and soft markets.

Sirius has a superior level of consolidated risk–adjusted capital. As of December 31, 2005, the company had approximately $1.2 billion of regulatory capital.

Sirius is rated “A” (Excellent) with a stable outlook by A.M. Best, “A-” (Strong) with a positive outlook by S&P, and “A3” (Good) with a positive outlook by Moody’s.

Esurance

Business Description

Esurance is a San Francisco-based, personal auto insurance company and one of the fastest growing auto insurance companies in the United States. Esurance has been a White Mountains subsidiary since October 2000.

Esurance offers personal auto insurance directly to customers and through select online agents. Most customer interaction with the company takes place through Esurance’s award-winning website, www.esurance.com. Through the website, customers can get real-time quotes, compare quotes from other companies, purchase policies, and manage their accounts.

Esurance customers benefit from 24/7 customer service and quality claims handling through Esurance’s regional claims offices. Real-time access to customer information allows the company to continually develop and refine its highly segmented, tiered-pricing models. Paperless, web-enabled systems allow the company to significantly reduce costs associated with underwriting, processing, and verification activities.

Esurance’s insurance operating subsidiaries are rated “A” (Excellent) by A.M. Best.

As of December 31, 2005, Esurance had $177 million in shareholders’ equity and $349 million in net written premium.

Financials

Esurance

(Unaudited)	Years Ended December 31,
In millions of U.S. dollars	2005	2004

Balance sheet data:
Total investments	$289.7	$111.9
Total assets	414.2	241.7
Loss and LAE reserves	93.7	63.0
Shareholders’ equity	176.7	109.0

Income statement data:
Net written premium	$349.1	$199.4
Earned premium	306.8	176.5
Net investment income	9.8	3.5
Pretax earnings (loss)	(12.5)	3.8

GAAP underwriting ratios:
Loss and loss adjustment expense	67%	69%
Underwriting expense	42%	33%
Combined	109%	102%

Gary C. Tolman President and Chief Executive Officer Esurance

Dear Fellow Shareholders—

In 2005, Esurance achieved our objective of aggressively growing our policyholder base while maintaining excellent loss results. This achievement demonstrated our continued success as an online personal auto insurance company, a business model with several inherent benefits relating to cost, quality of business, and consumer appeal. First, our application of technology allows us to scale quickly and effectively—and at lower costs. Second, year-over-year, we continue to grow rapidly, while maintaining strong, consistent loss results. Finally, our online focus has innate appeal to the growing number of drivers relying on the Internet to manage their financial services needs. With the vast majority of our customers buying from us online, perhaps no other insurance company can realize the benefits of the online model as effectively as Esurance.

By the end of 2005, more than 210,000 policyholders were insured by Esurance and we had $350 million in direct written premium for the year. With 75% year-over-year premium growth, Esurance continues to be one of the fastest growing auto insurance companies in the United States. Though we have grown rapidly, we have not lost our focus on providing a superior customer experience. Internet-savvy consumers enjoy the ease and convenience of our award-winning website and top-notch, 24/7 customer service. In fact, our customer satisfaction rates are some of the highest in the industry, and word-of-mouth remains one of the most common ways potential customers hear about us.

Of course, price is the key determinant in auto insurance purchases. To ensure that we keep our prices competitive while maintaining excellent loss results, we constantly fine-tune our highly-segmented pricing model so that we can offer the right price to each customer. We make judicious rate adjustments based on business demands and improve on our overall product by refining it annually. Because of our pricing efforts, the 2005 accident-year loss ratio came in at 58%, including 0.5 points of losses from hurricanes Katrina, Rita, and Wilma. In most of the states where we write business, we have now introduced the fourth generation of our product, and are moving on to the fifth in 2006. Remember, we first introduced our pricing model in 2001.

By year-end, our auto insurance product was available to approximately 80% of the nation’s drivers in 22 states. In 2005, we extended our reach by adding New Jersey, Tennessee, Indiana, Minnesota, and Wisconsin to our state mix. New Jersey, in particular, was a great performer, becoming our sixth largest state for new premium. After some favorable regulatory changes, Esurance was one of the first direct writers to enter the Garden State. In 2006, we plan to expand into six more states—Alabama, Kentucky, Louisiana, Mississippi, Oregon, and South Carolina.

Though we have grown quickly, we are still a relatively unknown company that needs to get the word out in a very competitive marketplace. Our competitors have enormous advertising budgets. Over the past few years, they have grown their presence significantly in online advertising channels, driving up costs. Since 2004, we have countered this challenge by rapidly diversifying our advertising into offline media, focusing on television. In 2005, we rigorously tested television in select local markets to ensure that we knew how the medium worked before expanding on a national basis. Establishing the foundation for national offline media put pressure on our acquisition cost per policy (“ACP”). Though our ACP was acceptable, it was still higher than we would have liked. In 2006, as we benefit from the cost-efficiencies of national advertising, we expect that our ACP will decrease significantly.

With our transition to offline media, it was the right time to analyze our brand awareness.

As you may know, brand awareness is an important factor in driving sales results, and somewhat less obviously, customer retention. After engaging in brand awareness testing in several markets, we found that our advertising efforts are reaching the right people with the right message, and that Esurance has a very positive, differentiated public image. In San Francisco, where our corporate headquarters is located, we found that we had brand awareness rivaling other major, national insurers that have been in business for decades. Though television is a major contributor to that result, we found that awareness of Esurance is also significantly driven by other efforts, things like out-of-home advertising and sports sponsorships. In 2006, we will continue to explore cost-effective and scalable ways to get into the driving public’s consideration set and further grow our policyholder base.

In 2005, Esurance launched or enhanced a number of initiatives that will help our bottom line going forward. With an average of nearly 40,000 visitors per day and approximately 6,500 quotes issued per day, Esurance has to serve a variety of insurance needs, whether through our own product offering or through strategic partnerships. While providing consumers with a level of service they value, Esurance is also able to generate revenue through various partnerships. By working with an online insurance marketplace, Esurance is now the first direct writer to offer actionable comparison quotes online. In states where we do not write business, we display some of the carriers who do. When we cannot offer certain products, like homeowners/renters, we work with those who do.

As we have dramatically increased the number of policyholders we serve, we have also substantially grown the infrastructure that supports them. In 2005, we added regional claims offices in Atlanta and Phoenix; launched new telephone sales teams in our Tampa and Sacramento locations; and expanded our existing service facility in Sioux Falls, South Dakota. We also enhanced our policy management system so that customers and our service representatives have a more streamlined experience making endorsements, changing billing information, and completing other post-purchase activities. Though these efforts demand significant up-front costs and effort, the long-term investment is worth it for many reasons, particularly because of long-term cost savings. However, the cost of building long-term value did not come cheaply. In 2005, we lost $12 million, consistent with our expectations, but disappointing nonetheless, particularly after a profitable 2004. The full year GAAP combined ratio was slightly better than we anticipated, coming in at 108.9%. Our economic combined ratio looks much better, since GAAP accounting requires the expensing of acquisition costs during the first six-month policy term, rather than the policy’s entire lifetime. Although we experienced excellent loss ratio performance, the expense ratio was driven higher by our marketing investment.

Though we expect continued success in 2006, the coming year will be a challenge. With high levels of underwriting profitability throughout the personal lines industry, we expect a very competitive growth environment in the year ahead. In that environment, we also happen to be a challenger brand, one that is taking on enormous competitors with very substantial advertising budgets. However, we remain optimistic about our ability to meet such challenges. As a wise man once said, “The secret to success is the constancy of purpose,” age-old wisdom that aptly describes our modern and innovative company.

As long as we stay focused and work diligently, we believe that Esurance will provide another year of strong growth in intrinsic value for White Mountains’ shareholders. Your support has helped make our success story possible.

Respectfully submitted,

Gary C. Tolman

Symetra

Business Description

Symetra Financial Corp. (Symetra), through its insurance affiliates, has nearly a half-century of experience providing retirement plans, employee benefits, annuities, and life insurance through independent distributors nationwide.

Symetra’s largest operating company, Symetra Life Insurance Co., is rated “A” (Excellent) with a positive outlook by A.M. Best, “A-” (Strong) with a stable outlook by S&P, and “A2” (Good) with a stable outlook by Moody’s.

As of December 31, 2005, Symetra had $21.0 billion in total assets and $1.3 billion in adjusted shareholders’ equityNGM (excluding net unrealized gains of $128.6 million in Symetra’s fixed income portfolio).

Symetra is owned by an investor group led by White Mountains and Berkshire Hathaway Inc. White Mountains, through its subsidiaries, holds a 19% interest in Symetra and warrants to purchase 1.1 million common shares of the company. The warrants expire in August 2014 and are immediately exercisable at a price of $100 per share. Assuming the exercise of all outstanding warrants, White Mountains’ consolidated ownership interest in the company is 24%.

Financials

Symetra

(Unaudited)	Year Ended
In millions of U.S. dollars	December 31, 2005

Balance sheet data:
Total investments	$18,332.8
Total assets	20,980.1
Liabilities for deposit contracts	16,697.9
Adjusted shareholders’ equityNGM	1,276.3

Income statement data:
Net premiums earned	$575.6
Net investment income	994.1
Policy benefits	1,138.8
Net income	145.5

Annualized growth in adjusted shareholders’ equityNGM	13.5%

Randall H. Talbot President and Chief Executive Officer Symetra

Dear Shareholders—

Last year held two significant risks for Symetra as we transitioned to our new owners: the physical move of our headquarters to a new city and the complete restructuring and outsourcing of our technology platform supporting our 2 million customers. By August 2, 2005, the date we celebrated our one-year anniversary as an independent company, these risks were eliminated with the successful completion of the transition—on time and on budget. This included beating our expense reduction objective by $5 million.

Despite the countless distractions of transition, a difficult interest rate environment, and lackluster financial markets, we are pleased to report that we increased adjusted shareholders’ equityNGM by $151 million to $1.3 billion as of December 31, 2005.

We operate principally in four segments—group, retirement services, individual life, and income annuities. Earnings in our group segment were lower than the previous two years due to a challenging medical stop loss market. Earnings from our retirement services segment (deferred annuities) was also down slightly from last year. Conversely, we had improved earnings in our individual life and income annuities segments. It is this diversification among product lines that keeps us strong and stable by mitigating the short-term volatility of each segment and lowering our overall exposure to changes in market conditions.

Although Symetra’s 2005 financial results were acceptable, our sales were not. Transition activities, historically low interest rates, and a continued soft medical stop loss market all played their part in negatively impacting a faster rebound in our sales from pre-transaction levels. Risk-based premium, which includes individual life and group products, were relatively flat versus 2004. While sales of our asset-based products increased 20% over 2004 levels, they were below our target levels. We are very focused on improving these results in 2006.

White Mountains’

Investment in Symetra

(Unaudited)	As of December 31,
In millions of U.S. dollars	2005	2004

Common stock	$264	$268
Less: unrealized gains in fixed income portfolio	(24)	(57)
Warrants to purchase 1.1 million common shares	48	37

Total carrying value of Symetra investment	$288	$248

In July, we received a financial strength ratings upgrade by S&P to “A-” from “BBB+”. S&P’s decision to upgrade our rating was confirmation that we successfully met our transition targets and that we are in strong and consistently improving financial shape. The S&P upgrade will benefit us in 2006 and beyond as it strengthens existing relationships and builds new relationships with major financial institutions.

Just as 2005 will be known as the year of transition, 2006 will be known as the year of “taking flight” for Symetra. Not only have we built the right cost structure, we are scaled in the right lines of business to grow our company profitably. We are offering more Americans health care coverage through our medical insurance products like stop loss and our limited benefits plan. We are preparing baby boomers—the largest population segment—for their income needs during their retirement years with our annuities. And finally, our life insurance products help families who have lost loved ones to keep their homes, their standards of living, and their financial peace of mind.

In closing, I want to emphasize that we have the right team in place to take this company forward. The extremely challenging two-year transition period leading up to 2006 proved that a solid team can accomplish amazing things if they firmly believe in each other. We do. And now we have only one central theme for the team to focus on: grow Symetra profitably while serving our customers. With swiftness, efficiency, and passion, we will take flight.

Respectfully submitted,

Randall H. Talbot

OPERATING PRINCIPLES

WHAT WE CARE MOST ABOUT

•                  Underwriting Comes First

An insurance enterprise must respect the fundamentals of insurance. There must be a realistic expectation of underwriting profit on all business written, and demonstrated fulfillment of that expectation over time, with focused attention to the loss ratio and to all the professional insurance disciplines of pricing, underwriting, and claims management.

•                  Maintain A Disciplined Balance Sheet

The first concern here is that insurance liabilities must always be fully recognized. Loss reserves and expense reserves must be solid before any other aspect of the business can be solid. Pricing, marketing, and underwriting all depend on informed judgement of ultimate loss costs and that can be managed effectively only with a disciplined balance sheet.

•                  Invest For Total Return

Historical insurance accounting has tended to hide unrealized gains and losses in the investment portfolio and over reward reported investment income (interest and dividends). Regardless of the accounting, the group must invest for the best growth in value over time. In addition to investing our bond portfolios for total after-tax return, that will mean prudent investment in equities consistent with leverage and insurance risk considerations.

•                  Think Like Owners

Thinking like owners has a value all its own. There are other stakeholders in a business enterprise and doing good work requires more than this quarter’s profit. But thinking like an owner embraces all that without losing the touchstone of a capitalist enterprise.

WHAT WE CARE LEAST ABOUT

Trying to produce a regular stream of quarterly operating earnings often produces disaster. Trying to manage your company according to generally accepted accounting principles can often be silly.

As our friend says, we would rather produce a lumpy 99 than a regular 103. We prefer to measure ourselves as we would hope owners measure us— by growth in intrinsic business value per share.

•                  Growth In Revenues

We applaud owners who reward executives on premium growth. This often provides fine opportunities for us later.

•                  Market Share

Often introduced by business consultants. In our personal experience chasing market share has produced the biggest disasters in our business. Often, we have profited later from that excitement.

•                  Strategic Purchases

We have never made a strategic purchase… maybe we will someday.

We often sell to strategic buyers. Our problem is we really don’t have much of a strategy other than to increase intrinsic business value per share.

PUTTING OUR CAPITAL TO WORK

Intellectually, we really don’t care much about leaving our capital lying fallow for years at a time. Better to leave it fallow and to wait for the occasional high-return opportunity. Frankly, sometimes shareholders would be better off if we just all went to play golf.

Overall, we should be students of capital and business. Adam Smith had it right: “Capital will flow according to its own nature; the invisible hand.” If we do not earn and deserve our owners’ capital, we will not long have it.

We also admire Benjamin Graham who said: “In the short run, the market is a voting machine; in the long run, it is a weighing machine.”

2005 LETTER TO SHAREHOLDERS

George J. Gillespie, III Chairman of the Board	Steven E. Fass President and Chief Executive Officer

Dear Fellow Shareholders—

From a financial perspective, 2005 was a disappointing year for your Company. As has been recounted by your senior managers in the other letters in this report, the impact of the Gulf hurricanes, the related decline in value of our Montpelier Re investment, and currency translation losses due to Sirius’ exposure to the Swedish krona, all led to results well below our corporate target. While disappointed in last year’s performance, our outlook for 2006 is positive as the balance sheet is strong, our underlying businesses are performing well, and, following the catastrophes, insurance markets are much improved.

We had a number of changes in management as well as in the composition of the board since we last wrote to you. Late in 2005, following Ray Barrette’s retirement, Steve Fass was elected as the fourth CEO of White Mountains since its IPO in 1985. We, and the rest of the board, again thank Ray for his passionate leadership over the past few years. Ray’s performance was nothing short of spectacular and he handed Steve the reins of a company that has a strong balance sheet, a significant amount of undeployed capital, and solid businesses. Your board is confident that Steve and the rest of the management team have the talent, leadership skills, and enthusiasm to continue to move White Mountains forward.

Steve should be well-known to you as he has been a White Mountains senior partner for a decade and built White Mountains Re into one of the largest and most sophisticated reinsurance operations in the world. The newest addition to the senior partner ranks is Tom Hutton, who stepped into Steve’s old shoes and became CEO of White Mountains Re in February. Also last year, Mike Miller was elected CEO of OneBeacon and Mark Dorcus was elected President of White Mountains Advisors. Through their letters earlier in this report, you can begin to get to know Tom, Mike, and Mark. Over time, we are confident you will develop the same high regard for them as we have.

During the year, we restructured our relationship with John Gillespie and Prospector Partners. The transition has been seamless and we continue to receive outstanding management (and results!) of our equity portfolios. John remains a great partner for your Company.

The composition of your board of directors continues to change as its multi-year evolution to a new generation of directors nears completion. Last year, we welcomed two (new) directors, Allan Waters and Mike Frinquelli. Allan, as you will remember, was previously a member of the board but graciously did not stand for re-election in 2004 to assist us in assembling a majority independent board in accordance with NYSE guidelines. With other changes to the board, we have been able to welcome Allan back. Mike is an insurance industry financial

Allan L. Waters

A. Michael Frinquelli

analyst with over 30 years experience and an old friend who covered us back in our Fireman’s Fund incarnation. We are confident that Allan and Mike will add much value to your Company over the coming years.

With hellos, there are also goodbyes. In addition to Ray’s retirement in October, Frank Olson and Joe Steinberg retired from the board during the past year. Frank diligently served our owners for many years, providing sound advice and counsel. We wish him well. Joe, who joined the board following the acquisition of OneBeacon, returned his full attention to Leucadia National. We will miss his candid counsel. Finally, during the year, we sadly mourned the passing of our friend and long-time partner Arthur Zankel. Our thoughts remain with his wife, Judy, and his sons.

As owners ourselves, we are keenly aware of the disappointment of 2005. Rest assured, your board remains focused on the main event of delivering superior returns to you, our owners.

Respectfully submitted,

George J. Gillespie, III

Chairman of the Board

Steven E. Fass

President and

Chief Executive Officer

BOARD OF DIRECTORS

George J. Gillespie, III

Chairman of the Board

Special Counsel

Cravath, Swaine & Moore LLP

Bruce R. Berkowitz

Founder and Managing Member

Fairholme Capital Management, L.L.C.

John J. Byrne

Chairman of the Executive Committee

White Mountains

Howard L. Clark, Jr.

Vice Chairman

Lehman Brothers Inc.

Robert P. Cochran

Chairman and Chief Executive Officer

Financial Security Assurance Holdings Ltd.

Steven E. Fass

President and Chief Executive Officer

White Mountains

A. Michael Frinquelli

Co-Founder and Manager

Renaissance Fund Advisors Inc.

John D. Gillespie

Founder and Managing Member

Prospector Partners, LLC

Edith E. Holiday

Operating Trustee

TWE Holdings Trusts

Lowndes A. Smith

Managing Partner

Whittington Gray Associates

Allan L. Waters

Founder and Managing Member

Mulherrin Capital Advisors, LLC

Non-GAAP Measures

Our 2005 Management Report includes non-GAAP financial measures that are reconciled to their most comparable GAAP financial measures below. White Mountains believes these measures to be more relevant than comparable GAAP measures in evaluating White Mountains’ financial performance.

White Mountains

Fully Converted Tangible Book Value Per Share

Fully converted tangible book value per share is a non-GAAP measure that is derived by expanding the GAAP book value per share calculation to exclude any unamortized goodwill and net unrealized gains from Symetra’s fixed maturity portfolio.

	As of December 31,
	2005		2004

Book value per share numerators (in millions of U.S. dollars):
Common shareholders’ equity	$3,833.2		$3,883.9
Benefits to be received from share obligations under employee benefit plans	5.1		6.7
Remaining accretion of subsidiary preferred stock to face value	(86.0)		(108.1)
GAAP book value per share numerator	3,752.3		3,782.5
Equity in net unrealized gains from Symetra’s fixed maturity portfolio	(24.2)		(56.6)
Unamortized goodwill	(24.4)		(20.0)
Fully converted tangible book value per common and equivalent share numerator	$3,703.7		$3,705.9

Book value per share denominators (in thousands):
Common shares outstanding	10,779.2	sh	10,772.8	sh
Share obligations under employee benefit plans	34.3	sh	46.6	sh
GAAP and fully converted tangible book value per common and equivalent share denominator	10,813.5	sh	10,819.4	sh

GAAP Book Value Per Share (in U.S. dollars)	$347.00		$349.60
Fully Converted Tangible Book Value Per Common and Equivalent Share (in U.S. dollars)	$342.51		$342.52

For a reconciliation of fully converted tangible book value per share to GAAP book value per share as of December 31, 2003, 2002, and 2001, please visit our website at www.whitemountains.com.

Adjusted Comprehensive Net Income

Adjusted comprehensive net income is a non-GAAP measure that excludes the change in net unrealized gains from Symetra’s fixed maturity portfolio from comprehensive net income. GAAP requires these assets to be marked-to-market, which results in gains during periods when interest rates fall and losses in periods when interest rates rise. Because the liabilities related to the life insurance and annuity products that these assets support are not marked-to-market, it is likely that the economic impact on Symetra would be the opposite of that shown under GAAP (i.e., in general, Symetra’s intrinsic value increases when interest rates rise and decreases when interest rates fall).

	Years Ended December 31,
In millions of U.S. dollars	2005	2004

GAAP comprehensive net income	$36.0	$595.2
Change in net unrealized gains from Symetra’s fixed maturity portfolio	32.4	(56.6)
Adjusted Comprehensive Net Income	$68.4	$538.6

OneBeacon

Adjusted GAAP Combined Ratio

OneBeacon’s adjusted GAAP combined ratio is a non-GAAP measure that excludes certain non-recurring items listed in the table below. White Mountains believes that the adjusted combined ratio is more relevant than the comparable GAAP combined ratio in evaluating the underwriting results related to premiums earned by OneBeacon during 2005.

	For the year ended December 31, 2005
	Specialty	Personal	Commercial
GAAP combined ratio	95%	85%	93%
Gulf storms	(7)	—	(2)
Termination of retiree medical plan	1	4	3
Reallocation of IBNR reserves to run-off operations	3	2	—
Adjusted GAAP Combined Ratio	92%	91%	94%

Symetra

Adjusted Shareholders’ Equity

Symetra’s adjusted shareholders’ equity is a non-GAAP measure that excludes net unrealized gains from Symetra’s fixed maturity portfolio from GAAP shareholders’ equity. GAAP requires these assets to be marked-to-market, which results in gains during periods when interest rates fall and losses in periods when interest rates rise. Because the liabilities related to the life insurance and annuity products that these assets support are not marked-to-market, it is likely the economic impact on Symetra would be the opposite of that shown under GAAP (i.e., in general, Symetra’s intrinsic value increases when interest rates rise and decreases when interest rates fall). White Mountains believes that adjusted shareholders’ equity is more relevant than the comparable GAAP shareholders’ equity in evaluating Symetra’s financial performance.

	As of December 31,
In millions of U.S. dollars	2005	2004

GAAP shareholders’ equity	$1,404.9	$1,435.8
Net unrealized gains on Symetra fixed maturity investments	(128.6)	(310.9)
Adjusted Shareholders’ Equity	$1,276.3	$1,124.9

Growth in GAAP Shareholders’ Equity	(2.2)%
Growth in Adjusted Shareholders’ Equity	13.5%

CORPORATE INFORMATION

Corporate Headquarters

White Mountains Insurance Group, Ltd.

The Bank of Butterfield Building

42 Reid Street

Hamilton HM 12, Bermuda

Tel: (441) 278-3160

Fax: (441) 278-3170

Principal Executive Office

White Mountains Insurance Group, Ltd.

Harborside Financial Center, Plaza 5

Jersey City, New Jersey 07311

Tel: (201) 631-3300

Fax: (201) 631-3310

Registered Office

White Mountains Insurance Group, Ltd.

Clarendon House

2 Church Street

Hamilton HM 11, Bermuda

Annual Meeting

The 2006 Annual General Meeting of Members will be held on Thursday, May 25, 2006, at The Fairmont Hamilton Princess Hotel, Hamilton, Bermuda and will commence at 12:00 p.m. Atlantic time (11:00 a.m. Eastern time).

Investor Information

The Company will hold its Annual Investor Meeting on Friday, June 9, 2006 at the Waldorf Astoria Hotel, John Jacob Astor Salon, 301 Park Avenue, New York, NY 10022 at 10:00 a.m. Eastern time. Please refer to the Company’s website for further details.

Stock Exchange Information

The Company’s common shares are listed on the New York Stock Exchange and the Bermuda Stock Exchange under the symbol “WTM”.

NYSE Section 303A.12(a) Certifications

In accordance with the NYSE Corporate Governance Rules, in 2005 the Company submitted its annual Section 12(a) CEO Certification to the NYSE. In addition, the Company filed with the SEC as exhibits to its Form 10-K for 2005 the CEO and CFO certifications required under Section 302 of the Sarbanes-Oxley Act.

Transfer Agent and Registrar for Common Shares

Mailing Address:

Computershare Trust Company, N.A.

P.O. Box 43078

Providence, RI 02940-3078

Private Couriers/Registered Mail:

Computershare Trust Company,

N.A. 250 Royall Street

Canton, MA 02021

Attn: Priority Processing

Shareholders may obtain information about transfer requirements, replacement dividend checks, duplicate 1099 forms, and changes of address by calling the Transfer Agent’s Telephone Response Center at (781) 575-2726 or (800) 952-9245 for the hearing impaired or visiting the Transfer Agent’s website site at www.computershare.com. Please be prepared to provide your tax identification or social security number, description of securities, and address of record. Other inquiries concerning your shareholder account should be addressed in writing to the Transfer Agent and Registrar.

Shareholder Inquiries

Written shareholder inquiries should be sent to the Corporate Secretary at the Company’s Bermuda corporate headquarters. Written inquiries from the investment community should be directed to the Investor Relations Department at the Company’s Bermuda corporate headquarters.

Form 10-K

For comprehensive audited financial statements, please refer to the “Annual Report on Form 10-K” filed with the SEC on March 7, 2006. Copies of the Form 10-K are available without charge upon written request to the Corporate Secretary’s office at the Company’s Bermuda corporate headquarters.

Additional Information

All reports, including press releases, SEC filings, and other information for the Company, its subsidiaries, and its affiliates are available for viewing at our website at www.whitemountains.com. Please come visit us.

White Mountains Insurance Group, Ltd.
The Bank of Butterfield Building
42 Reid Street

Hamilton HM 12, Bermuda

Tel 441-278-3160 | Fax 441-278-3170
www.whitemountains.com